As filed with the Securities and Exchange Commission on February 4, 2015.

Registration No. 333-185407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-185407

Under the Securities Act of 1933

PROTECTIVE LIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2492236 (I.R.S. Employer Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address Of Principal Executive Offices)

Protective Life Corporation

Long-Term Incentive Plan

(Full title of the plan)

Deborah H. Long, Esq.

Executive Vice President and General Counsel

2801 Highway 280 South

Birmingham, Alabama  35223

(205) 268-3700

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to Registration Statement No. 333-185407 (the “Registration Statement”) of Protective Life Corporation, a Delaware corporation (the “Company”), filed on Form S-8, registering 2,000,000 shares of the Company’s common stock, par value $0.50 per share, pursuant to the Protective Life Corporation Long-Term Incentive Plan.

On February 1, 2015 (the “Effective Date”), the Company consummated the merger contemplated by the Agreement and Plan of Merger, dated as of June 3, 2014 (the “Merger Agreement”), by and among the Company, The Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan (“Dai-ichi”), and DL Investment (Delaware), Inc., a Delaware corporation and wholly-owned subsidiary of Dai-ichi (the “Merger Sub”).  Pursuant to the terms of the Merger Agreement, the Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a privately-held, wholly-owned subsidiary of Dai-ichi.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of the securities registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on February 4, 2015.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

Protective Life Corporation

By:	/s/ Deborah J. Long
	Name:	Deborah J. Long
	Title:	Executive Vice President, General Counsel and Secretary